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                                                                      EXHIBIT 23



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Maxwell Laboratories, Inc. of our report dated September 28, 1995, appended to the Proxy Statement for the 1995 Annual Meeting of Shareholders of Maxwell Laboratories, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-91483, 33-88634, 33-88636 and 33-88638) pertaining to the 1985
Stock Option Plan, 1989 Director Stock Option Plan, 1994 Director Stock Purchase Plan, and the 1994 Employee Stock Purchase Plan of Maxwell Laboratories, Inc. of our report dated September 28, 1995, with respect to the consolidated financial statements incorporated herein by reference.



                                       /s/ ERNST & YOUNG LLP



San Diego, California
October 27, 1995